                                                                EXHIBIT 10.2e
                                                                  EXECUTION COPY


                           SILVER LAKE PARTNERS, L.P.
                                 320 PARK AVENUE
                               NEW YORK, NY 10022


                                                 September 6, 2001
 Gartner, Inc.
 56 Top Gallant Road
 Stamford, CT 06904
 Attention:    Michael Fleisher

      Re: 6.0% Convertible Junior Subordinated Promissory Notes dated April 2000

 Dear Michael:

      This letter agreement, upon your execution and return, will be binding upon Silver Lake Partners, L.P. and its affiliated entities Silver Lake Investors L.P. and Silver Lake Technology Investors, L.L.C. (Silver Lake Partners, L.P. and its affiliates being collectively referred to as "SLP") and Gartner, Inc. ("Gartner") in respect of revisions (the "Note Revisions") to SLP's investment in the outstanding 6.0% convertible subordinated notes due 2005 (the "Notes") of Gartner purchased by SLP on April 17, 2000. The Note Revisions will include the amendment of (i) the definitive Notes issued by Gartner to SLP, and the other applicable definitive agreements between the parties relating to the issuance of the Notes and (ii) the Securityholders Agreement, dated as of April 17,2000 (the "Securityholders Agreement"), among Gartner and the SLP affiliated entities that are parties thereto. The terms and conditions of the Note Revisions are set forth below (and capitalized terms that are defined in the Notes and Securityholders Agreement are used herein with their defined meanings).

      1. Binding Agreement. This letter agreement constitutes a binding agreement between the parties, to the extent expressly set forth herein, with the amendments and other modifications provided for hereunder by the Note Revisions taking effect, without any further action required, immediately upon the execution and delivery of this letter agreement by the parties hereto. Promptly following the execution and delivery of this letter agreement, the parties agree to prepare in good faith restatements of the applicable original Notes documentation reflecting the terms and conditions contained in this letter agreement, provided that the parties agree to be bound by the terms and conditions contained herein until such time (if any) as such restatements of the Notes documentation have been entered into for the Note Revisions. With the exception of the terms and conditions contained in this letter agreement, all other terms, conditions, representations, warranties, covenants and other provisions contained in the Notes documentation executed in connection with the purchase of the Notes by SLP shall remain in full force and effect and shall not be otherwise affected hereby.

      2 . Note Revisions Terms.

      (a) Refinancing Right. The parties agree that Gartner's Refinancing Right under the Notes has terminated.

      (b) SLP Claimed Causes of Action. SLP will, and hereby does, waive and release Gartner from all potential claims alleged by SLP or which may be alleged by SLP against Gartner, including (without limitation) 10b-5, 10b-6, fraud, misrepresentation, breach of covenant, breach of fiduciary duty and similar claims relating to the acquisition of the Notes, the conduct by Gartner of the relationship with SLP to date and the pricing of the First Anniversary Reset. SLP expressly waives its rights under any statutory provision stating that a general release of claims is not binding as to any claims of which the releasor is not aware.

      (c) Conversion upon Change in Control. (i) The parties agree that (A) subject to Section 2(c)(iii) below, in the event of a change in control of Gartner in which its public stockholders receive cash or other consideration from a third party (a "Change in Control") at a price per share greater than or equal to $15.00 (subject to appropriate adjustment for stock splits and the like), the Notes will automatically convert into Gartner Common Stock (and will be entitled to receive the same consideration per share paid to holders of Gartner Common Stock in the Change in Control), and (B) in the event of a Change in Control at a lower price per share (or in the circumstances set forth in Section 2(c)(iii) below), SLP will have the right but not the obligation, at its election, to convert the Notes into Gartner Common Stock (and will be entitled to receive the same consideration per share paid to holders of Gartner Common Stock in the Change in Control).

      (ii) The parties also agree and acknowledge that upon a Change in Control in which the Notes convert, (A) the rights and obligations of the parties under Articles 2, 3 and 5 of the Securityholders Agreement will terminate upon the consummation of such Change in Control, and (B) SLP will be entitled (upon its request therefor) to be designated as a "selling stockholder" in any registration statement filed by or on behalf of the acquiring entity for the registration of the securities being issued to Gartner's stockholders in such Change in Control, with SLP being entitled to immediately sell all such securities that it receives in such transaction (SLP's "Resale Registration Rights"), provided that SLP shall not be permitted to exercise its Resale Registration Rights if the proposed Change of Control is a tax-free exchange for Gartner shareholders and such exercise would be the sole cause of that tax-free Change in Control transaction becoming a taxable transaction (such transaction, an "Impaired Tax-Free Change in Control Transaction"); and provided further that, for the avoidance of doubt, following an Impaired Tax-Free Change in Control Transaction, nothing contained herein will in any way otherwise limit SLP's right to transfer the securities SLP receives in such transaction pursuant to non-registered sales (including Rule 144 sales) or pursuant to SLP's existing registration rights under Article 4 of the Securityholders Agreement. In connection with any registration pursuant to the Resale Registration Rights, Gartner and any acquiring entity will (x) keep the registration statement effective for a period of at least 180 days (or such longer period as SLP may reasonably request), subject to the ability of the issuer to toll the ability of SLP to sell the securities that it receives in such transaction for up to two periods of up to 45 days each (with at least 45 days transpiring between the issuer's two tolling periods and which periods may not in any event be exercised for a 45-day period following the closing of the Change in Control transaction) upon notice to SLP, in the event that the Board of Directors of the issuer determines that it would be materially detrimental to the issuer for SLP to effect sales during such period, in which case the effectiveness of the registration statement will be extended to the extent of the tolled period, (y) take all actions that are customarily required to be taken by registrants in such registered offerings and (z) pay all expenses related to such registration (other than commissions to be paid by SLP as selling stockholders in respect of their securities).

      (iii) The parties further agree that if, in connection with an Impaired Tax-Free Change in Control Transaction in which Gartner's public stockholders receive cash or other consideration at a price per share greater than or equal to $15.00 (subject to appropriate adjustment for stock splits and the like), then following the parties' good faith efforts to implement reasonable changes to the proposed transaction structure to achieve a tax-free exchange, the Notes will not automatically convert and the transaction will be treated for all purposes hereunder as a Change in Control at a price below $15.00 per share. SLP agrees that in the event of an Impaired Tax-Free Change in Control Transaction at a price per share greater than or equal to $15.00 (subject to appropriate adjustment for stock splits and the like), in connection with which SLP elects to convert the Notes into Gartner Common Stock (or otherwise enters into an arrangement to receive consideration from such Impaired Tax-Free Change in Control Transaction), SLP will not be entitled, without the consent of Gartner, to receive consideration directly or indirectly from the acquiring entity that is greater in value (per share of Gartner Common Stock underlying the Notes) or different in form than the per share consideration offered in such transaction to the public stockholders of Gartner.

      (d) Continuing Rights Following a Change in Control. The parties agree and acknowledge that, upon any Change in Control, SLP will retain its right to redemption under Section 5 of the Notes and its registration rights under
Article IV of the Securityholders Agreement, and (if applicable) any acquiring entity will assume and honor SLP's existing registration rights, which rights will thereafter be exercisable by SLP in respect of the securities received by SLP from the acquiring entity in such Change in Control.

      (e) TechRepublic. SLP hereby waives any right to acquire an equity interest in TechRepublic, and agrees that CNET, Inc. may rely upon such waiver in connection with its recent acquisition of TechRepublic.

      (f) Capital Changes. Gartner contemplates a capital change involving the combination of the currently outstanding Class A and Class B Common Stock into one class. The parties will work together to determine any appropriate revisions to existing SLP equity ownership thresholds that, following any such recapitalization, will continue to trigger SLP's various rights under the Purchase Agreement, the Notes and the Securityholders Agreement, in light of the recapitalization and SLP's current higher ownership interest in Gartner.

      3 . Share Repurchases. Pursuant to Section 2.3(ix)(B) of the Securityholders Agreement, SLP hereby consents to (a) the share repurchase program authorized by the Board of Directors of Gartner at a meeting held on July 17, 2001, provided, however, that such repurchase (i) is limited to the repurchase by Gartner of shares of its outstanding Class A Common Stock and Class B Common Stock, (ii) is in an aggregate amount not to exceed $75.0 million, subject to any reduction as a result of the IMS Repurchase required pursuant to clause (b) below, (iii) occurs prior to July 17, 2003, (iv) is consummated in open market transactions (and not pursuant to an issuer tender offer) and (v) is at prevailing market prices (the "July 17 Repurchase Program"), and (b) the share repurchase authorized by the Board of Directors at a meeting held on August 7, 2001, provided, however, that such repurchase (i) is limited to the repurchase by Gartner of up to 2.0 million shares of its outstanding Class A Common Stock from IMS Health, (ii) is in a transaction that is conditioned upon, and subject to, the consummation of the sale by IMS Health of its approximately 5.0 million additional shares of Class A Common Stock (excluding shares to be repurchased by Gartner) to certain buyers (other than Gartner) and (iii) reduces the maximum $75.0 million amount of the July 17 Repurchase Program concomitant with the dollar amount equal to aggregate amount to be paid by Gartner in its purchase of such shares from IMS Health (such repurchase, the "IMS Repurchase"). The foregoing consent of SLP shall not apply to any share repurchase program or share repurchases (or modification of the July 17 Program or the IMS Repurchase) of or by Gartner that are not effected as part of the July 17 Program or the IMS Repurchase and in accordance with the foregoing terms (or, in the case of clauses (a)(iii) and (a)(iv) above, substantially consistent with the terms thereof).

      4. Miscellaneous Provisions.

      (a) Confidentiality. Except as may be required by law or applicable exchange regulations, each of the parties agrees (i) to keep confidential and not disclose any information with respect to the Note Revisions to any other person, other than such party's advisers and representatives who need to receive such information for purposes of actively participating in the Note Revisions and who have been informed of the confidentiality provisions herein, and (ii) to consult with each other prior to issuing any press or news release relating to the Note Revisions or otherwise making any public statements with respect thereto.

      (b) Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      (c) Expenses. Upon request by SLP, Gartner will reimburse all of SLP's reasonable out-of-pocket expenses related to the Note Revisions, including the reasonable fees and expenses of attorneys employed by them in connection with the Note Revisions, subject to a cap of $150,000.

      (d) Successors and Assigns. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto, their affiliates and their respective predecessors, successors, heirs, administrators and assigns, and each of them. In connection with any Gartner Change in Control transaction, Gartner hereby agrees that it shall undertake to cause the applicable acquiring entity to comply with the terms and conditions set forth herein, subject to any exceptions expressly contained herein.

      (e) Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                  [Remainder of page intentionally left blank]

      Please indicate your binding agreement to the terms and conditions of this letter agreement by executing this letter agreement in the space provided below.

                               Very truly yours,


                               SILVER LAKE PARTNERS, L.P.

                               By: Silver Lake Technology Associates, L.L.C.,
                                   its general partner



                                   By: /s/ Glenn H. Hutchins
                                       ---------------------------
                                       Name:  Glenn H. Hutchins
                                       Title: Managing Member


Accepted and agreed to
as of the date first written above:


GARTNER, INC.


By:__________________________
   Name:
   Title


                                       5